SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement.

☐ Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e)(2)).

☐ Definitive Proxy Statement.

☒ Definitive Additional Materials.

☐ Soliciting Material Pursuant to Sec. 240.14a-12.

OPPENHEIMER GLOBAL STRATEGIC INCOME FUND

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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January 23, 2015

Oppenheimer Global Strategic Income Fund Proxy Announcement

Oppenheimer Global Strategic Income Fund (the “Fund”) is dedicated to seeking to generate diversified yield while maintaining low volatility relative to its category. Lead portfolio manager Michael Mata, along with the rest of the Fund’s investment team, believes adding a “sub-sub-adviser” to the Fund can provide attractive investment opportunities.

While the Fund already utilizes a wide variety of taxable fixed-income capabilities, a sub-sub-adviser can potentially provide an avenue into certain credit strategies that the Fund currently has limited exposure to but which remain consistent with the Fund’s investment objective. The Fund also seeks a sub-sub-adviser that is not currently available in other open-end mutual funds.

After performing over six months of due diligence and participating in numerous meetings, the Fund has found Apollo Credit Management, LLC (“Apollo”) to be a strong cultural fit with the Fund’s investment manager, OppenheimerFunds. Additionally, should shareholders approve this venture, the Fund will receive the benefits of having Apollo as a sub-sub-advisor, which is not currently available to other open-end mutual Funds, without a change to the Fund’s management fee.

OppenheimerFunds has scheduled a shareholder meeting on May 1, 2015 for the Fund’s shareholders of record on January 15, 2015 to vote on the following proposals:

•	To approve the election of Arthur P. Steinmetz as a Trustee of the Fund
•	To approve a new investment sub-sub-advisory agreement between OppenheimerFunds, Inc. and Apollo Credit Management, LLC
•	To approve the implementation of a manager of managers arrangement with respect to the Fund

Shares of Oppenheimer funds are not deposits or obligations of any bank, are not guaranteed by any bank, are not insured by the FDIC or any other agency, and involve investment risks, including the possible loss of the principal amount invested.

Before investing in any of the Oppenheimer funds, investors should carefully consider a fund’s investment objectives, risks, charges and expenses. Fund prospectuses and summary prospectuses contain this and other information about the funds, and may be obtained by asking your financial advisor, visiting oppenheimerfunds.com or calling 1.800.CALL OPP (225.5677). Read prospectuses and summary prospectuses carefully before investing.

Oppenheimer funds are distributed by OppenheimerFunds Distributor, Inc.

225 Liberty Street, New York, NY 10281-1008

© 2014 OppenheimerFunds Distributor, Inc.  All rights reserved.

LL0230.001.1214

OppenheimerFunds, Inc.
225 Liberty Street
New York, NY10281-1008

www.oppenheimerfunds.com

March 11, 2015

Dear Oppenheimer Global Strategic Income Fund Shareholder:

We have scheduled a shareholder meeting on May 1, 2015, for you to decide upon some important proposals. Enclosed you will find a detailed proxy statement detailing the proposals, a ballot card and a postage-paid return envelope for voting by mail.

The funds’ Board of Trustees (each, a “Board Member” and collectively the “Board”) believes the matters being proposed for approval are in the best interests of the fund and its shareholders and recommends a vote “for” each proposal. Your enclosed ballot reflects fund shares registered to you on the record date of January 15, 2015, and that you are therefore entitled to vote. Regardless of the number of shares you own, it is important that your shares be represented and voted. We urge you to consider these issues carefully and make your vote count.

How do you vote?

To cast your vote, simply mark, sign and date the enclosed proxy ballot and return it in the postage-paid envelope today. You may also vote by telephone or Internet by following the instructions on the proxy ballot. Using a touch-tone telephone or the Internet to cast your vote saves you time and helps reduce the Fund’s expenses. If you vote by phone or Internet, you do not need to mail the proxy ballot. In the absence of sufficient votes to approve the proposals, the meeting will be adjourned until such time that quorum may be reached.

What are the Proposals?

•	To approve the election of Arthur P. Steinmetz as Trustee of the Fund
•	To approve a new investment sub-sub-advisory agreement between OppenheimerFunds, Inc. and Apollo Credit Management, LLC
•	To approve the implementation of a manager of managers arrangement with respect to the Fund

Please read the enclosed proxy statement for complete details on the proposals. Of course, if you have any questions, please contact your financial advisor, or call us at 866-751-6314. As always, we appreciate your confidence in OppenheimerFunds and look forward to serving you for many years to come.

Best Regards,

Art Steinmetz

Enclosures

OppenheimerFunds, Inc.
225 Liberty Street
New York, NY10281-1008
www.oppenheimerfunds.com

To:	tnader@astfundsolutions.com;
From:	OppenheimerFunds@proxyonline.com
Date:	February 1, 2015
Subject:	Oppenheimer Global Strategic Income Fund Special Meeting of Shareholders

Dear Shareholder:

We have scheduled a Special Meeting for Shareholders of Oppenheimer Global Strategic Income Fund on May 1, 2015 at 1:00 p.m., Mountain Time at 6803 South Tucson Way, Centennial, Colorado 80112. The Board of Trustees has sent you this Proxy Statement to ask for your vote on the proposals affecting the Fund.

Please take a few moments and login to review the proxy statement and vote your shares. Your vote is extremely important no matter the size of your investment and it is critical to conducting the formal business of the Meeting.

You will need your control number found below to login. Once logged in, you can view and/or download the proxy statement and proxy card and can vote your shares. Please vote your shares before 8:00 p.m. EST. on April 30, 2015 so they can be counted at the scheduled shareholder meeting. For reference you can also logon to www.proxyonline.com

TO VIEW THE PROXY STATEMENT AND VOTE YOUR SHARES CLICK HERE.

YOUR CONTROL NUMBER IS:

(Control Number Here)

If you have any questions please contact your financial advisor or call (866) 751-6314. As always, we appreciate your confidence in OppenheimerFunds and look forward to serving you for many years to come.